Exhibit 99.1
Huntington Bancshares Incorporated Reports 2026 Third-Quarter Earnings

Key Q3 Financial Data				Key Q3 Highlights
($ in millions, except per share data)	3Q26	2Q26	3Q25
•EPS of $0.33, unchanged for the quarter
•Adjusted EPS(1), which excludes the impact of Notable Items (as detailed in "Notable Items Influencing Earnings") was $0.38, down $0.01 from the prior quarter
•ROTCE(1) of 14.6% and adjusted ROTCE(1)(2) of 16.6%
•Net interest income increased 1% quarter-over-quarter; NIM of 3.25% was up 4 basis points driven by higher yields on investment securities and modestly lower overall net funding costs
•Noninterest income decreased 8% quarter-over-quarter, largely due to lower capital markets fees and unfavorable equity valuation adjustments
•Noninterest expense, excluding the impact of acquisition-related expenses, remained flat quarter-over-quarter
•Average total loans and leases were down 0.4% compared to the prior quarter driven by declines in CRE and total consumer loans, partially offset by higher C&I loans
•Average total deposits increased 0.2% quarter-over-quarter, with higher money market and interest-bearing demand balances, partially offset by lower time deposits
•Maintained strong capital position, with CET1 risk-based capital ratio of 10.1%(3), adjusted CET1(1) risk-based capital ratio of 8.9%(3), and TCE(1) ratio of 6.9%
•TBV per common share(1) of $9.47 was down $0.18, or 2%, from the prior quarter, largely due to the impact of market interest rates unfavorably impacting AOCI
•Repurchased $100 million of common shares, bringing the total to $409 million and representing approximately 25 million shares repurchased year‑to‑date

Summary Income Statement
Net interest income	$2,069	$2,052	$1,506
Net interest income - FTE (1)	2,090	2,072	1,523
Noninterest income	722	785	628
Total revenue	2,791	2,837	2,134
Total revenue - FTE (1)	2,812	2,857	2,151
Noninterest expense	1,772	1,809	1,246
Net income applicable to common shares	680	686	602
PPNR (1)	1,040	1,048	905
Key Metrics
Diluted EPS	$0.33	$0.33	$0.41
TBV per common share (1)	9.47	9.65	9.54
Return on average assets	1.01%	1.02%	1.19%
ROCE	9.1	9.3	12.4
ROTCE (1)	14.6	15.1	17.8
Adjusted ROTCE (1)(2)	16.6	17.5	17.4
Net interest margin - FTE	3.25	3.21	3.13
Efficiency ratio (1)	61.2	61.5	57.4
TCE ratio (1)	6.9	7.1	6.8
CET1 ratio (3)	10.1	10.0	10.6
Adjusted CET1 ratio (1)(3)	8.9	9.0	9.2
NCO ratio	0.31	0.25	0.22
NPA ratio	0.90	0.85	0.60
ACL ratio	1.75	1.78	1.86
Average Balances
Earning assets	$255,274	$258,600	$192,732
Loans and leases	188,449	189,255	135,944
Deposits	223,816	223,403	164,812

CEO Commentary
"Huntington delivered a solid quarter, reflecting disciplined execution and continued business momentum across the franchise," said Steve Steinour, Huntington chairman and chief executive officer. "We are also seeing increasing benefits from our recent partnerships with Veritex and Cadence, and are achieving our targeted cost and revenue synergies. Our results reflect our disciplined growth strategy, in line with our aggregate moderate-to-low risk profile, and give us confidence that we are on track to meet our financial targets and deliver sustained growth in earnings, tangible book value and long-term shareholder returns."

Contact
Analysts: Eric Wasserstrom (huntington.investor.relations@huntington.com), 614.480.5676
Media: Tracy Pesho (media@huntington.com), 216.276.3301
(1)Represents a non-GAAP financial measure. For additional details, see the "Use of Non-GAAP Financial Measures" section of this release and reconciliations to the comparable GAAP financial measure included in this release or Huntington's Quarterly Financial Supplement.
(2)Represents ROTCE, excluding the impact of Notable Items.
(3)Preliminary at September 30, 2026.

Notable Items Influencing Earnings
The following table details certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation).

		Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)		Amount	Net Income	EPS (2)
Three Months Ended September 30, 2026
Net income and EPS (GAAP)			$721	$0.33
•	Acquisition-related expenses	$(117)	(92)	(0.05)
•	Acquired equity security conversion adjustment	(8)	(6)	—
Adjusted net income and EPS (non-GAAP)			$819	$0.38
Three Months Ended June 30, 2026
Net income and EPS (GAAP)			$727	$0.33
•	Acquisition-related expenses	$(152)	(116)	(0.06)
Adjusted net income and EPS (non-GAAP)			$843	$0.39
Three Months Ended September 30, 2025
Net income and EPS (GAAP)			$629	$0.41
•	Acquisition-related expenses	$(14)	(11)	(0.01)
•	FDIC DIF special assessment (3)	6	5	0.01
•	Gain on sale of a portion of a corporate trust and custody business	24	19	0.01
Adjusted net income and EPS (non-GAAP)			$616	$0.40
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Represents the updated estimates on the uninsured deposit losses and recoverable assets related to the FDIC DIF special assessment. These amounts are recorded in other noninterest expense.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Net Interest Income, Net Interest Margin, Average Balances, and Yields/Rates

($ in millions)	Quarter Ended			Change
	3Q26	2Q26	3Q25	LQ		YOY
Net interest income	$2,069	$2,052	$1,506	$17	1%	$563	37%
FTE adjustment	21	20	17	1	5	4	24
Net interest income - FTE (1)	$2,090	$2,072	$1,523	$18	1	$567	37
Net interest margin	3.25%	3.21%	3.13%	4	bps	12	bps
Average Balances
Total earning assets	$255,274	$258,600	$192,732	$(3,326)	(1)%	$62,542	32%
Total loans and leases	188,449	189,255	135,944	(806)	—	52,505	39
Total investment and other securities	50,593	50,913	43,443	(320)	(1)	7,150	16
Total interest-bearing liabilities	202,959	206,253	154,504	(3,294)	(2)	48,455	31
Total interest-bearing deposits	183,662	183,395	135,804	267	—	47,858	35
Yields / Rates (1)
Total earning assets	5.30%	5.28%	5.39%	2	bps	(9)	bps
Total loans and leases	5.84	5.84	5.96	—	bps	(12)	bps
Total investment and other securities	3.59	3.47	3.72	12	bps	(13)	bps
Total interest-bearing liabilities	2.58	2.59	2.81	(1)	bps	(23)	bps
Total interest-bearing deposits	2.31	2.29	2.43	2	bps	(12)	bps
Total cost of deposits	1.90	1.88	2.00	2	bps	(10)	bps
(1)Calculated on a fully-taxable equivalent (FTE) basis, which represents a non-GAAP measure, assuming a 21% tax rate. See Page 6 of Quarterly Financial Supplement for additional yield/rate detail.
Fully-taxable equivalent (FTE) net interest income for the third quarter increased $18 million, or 1%, from the prior quarter, driven by a 4 basis point increase in the net interest margin (NIM). The increase in NIM reflected higher earning-asset yields, primarily from reinvestment into higher yielding investment securities, and a decrease in average total borrowings, partially offset by higher deposit costs.
•Average earning assets decreased $3.3 billion, or 1%, primarily due to a $2.7 billion, or 16%, decrease in interest-earning deposits with banks and a $806 million decrease in average loans and leases.
•The yield on total investment and other securities increased quarter-over-quarter.
•Average interest-bearing liabilities decreased $3.3 billion, or 2%, primarily due to a $3.6 billion, or 16%, decrease in average total borrowings, partially offset by a $267 million increase in interest-bearing deposits.
•The average cost of total deposits increased 2 basis points quarter-over-quarter.
Fully-taxable equivalent (FTE) net interest income for the third quarter increased $567 million, or 37%, from the year-ago quarter, driven by higher average earning assets and an increase in NIM, partially offset by higher interest-bearing liabilities. NIM was 3.25%, up 12 basis points, reflecting a decrease in deposit costs, partially offset by lower earning-asset yields.
•Average earning assets increased $62.5 billion, or 32%, primarily due to a $52.5 billion, or 39%, increase in average loans and leases driven by loans acquired in the Cadence and Veritex acquisitions, in addition to organic loan growth.
•The yield on the total loan and lease portfolio was 5.84%, a decrease of 12 basis points.
•Average interest-bearing liabilities increased $48.5 billion, or 31%, primarily due to a $47.9 billion, or 35%, increase in interest-bearing deposits driven by deposits acquired in the Cadence and Veritex acquisitions, in addition to organic deposit growth.
•The average cost of total deposits was 1.90%, a decrease of 10 basis points.

Average Loans and Leases

($ in billions)	Quarter Ended			Change
	3Q26	2Q26	3Q25	LQ		YOY
Total loans and leases:
Commercial and industrial	$90.9	$90.4	$61.4	$0.6	1%	$29.5	48%
Commercial real estate	23.1	23.9	10.7	(0.9)	(4)	12.4	116
Lease financing	5.7	5.7	5.5	—	—	0.2	4
Total commercial	119.7	120.0	77.6	(0.3)	—	42.1	54
Residential mortgage	33.2	33.5	24.5	(0.3)	(1)	8.7	35
Automobile	15.3	15.7	15.7	(0.3)	(2)	(0.4)	(2)
Home equity	11.9	11.9	10.3	—	—	1.6	16
RV and marine	5.7	5.6	5.9	0.1	2	(0.1)	(2)
Other consumer	2.6	2.5	2.0	0.1	2	0.6	30
Total consumer	68.7	69.2	58.3	(0.5)	(1)	10.4	18
Total loans and leases	$188.4	$189.3	$135.9	$(0.8)	—%	$52.5	39%
See Page 4 of Quarterly Financial Supplement for additional detail.
Average total loans and leases decreased $806 million quarter-over-quarter.
•Average commercial loan balances decreased $303 million, primarily driven by an $854 million, or 4%, decrease in average commercial real estate loans, partially offset by a $553 million, or 1%, increase in average commercial and industrial loans.
•Average consumer loans decreased $503 million, or 1%, primarily driven by a $332 million, or 1%, decrease in average residential mortgage and a $311 million, or 2%, decrease in average automobile loans.
Average total loans and leases increased $52.5 billion, or 39%, from the year-ago quarter, largely due to the impact of the Cadence and Veritex acquisitions, in addition to organic loan growth over the last year.
•Average commercial loans increased $42.1 billion, or 54%, primarily driven by a $29.5 billion, or 48%, increase in average commercial and industrial loans and a $12.4 billion, or 116%, increase in average commercial real estate loans.
•Average consumer loans increased $10.4 billion, or 18%, primarily driven by a $8.7 billion, or 35% increase in average residential mortgage loans and a $1.6 billion, or 16%, increase in average home equity loans.

Average Deposits

	Quarter Ended			Change
($ in billions)	3Q26	2Q26	3Q25	LQ		YOY
Total deposits:
Demand deposits - noninterest-bearing	$40.2	$40.0	$29.0	$0.1	—%	$11.1	38%
Demand deposits - interest-bearing	63.7	62.4	46.0	1.3	2	17.7	39
Total demand deposits	103.9	102.4	75.0	1.5	1	28.9	38
Money market deposits	77.4	75.3	62.0	2.0	3	15.3	25
Savings deposits	18.8	18.9	15.0	(0.1)	(1)	3.8	25
Time deposits	23.8	26.8	12.8	(3.0)	(11)	11.0	86
Total deposits	$223.8	$223.4	$164.8	$0.4	—%	$59.0	36%
See Page 5 of Quarterly Financial Supplement for additional detail.
Average total deposits increased $413 million compared to the prior quarter.
•Average interest-bearing deposits increased $267 million.
•Average noninterest-bearing deposits increased $146 million.
Average total deposits increased $59.0 billion, or 36%, from the year-ago quarter, largely due to the impact of the Cadence and Veritex acquisitions, in addition to organic deposit growth over the last year.
•Average interest-bearing deposits increased $47.9 billion, or 35%.
•Average noninterest-bearing deposits increased $11.1 billion, or 38%.

Noninterest Income
Noninterest Income

	Quarter Ended			Change
($ in millions)	3Q26	2Q26	3Q25	LQ		YOY
Payments and cash management revenue	$211	$204	$174	$7	3%	$37	21%
Wealth and asset management revenue	131	134	104	(3)	(2)	27	26
Customer deposit and loan fees	124	128	102	(4)	(3)	22	22
Capital markets and advisory fees	122	140	94	(18)	(13)	28	30
Mortgage banking income	45	53	43	(8)	(15)	2	5
Net gains (losses) on sales of securities	—	2	—	(2)	NM	—	—
Other noninterest income (1)	89	124	111	(35)	(28)	(22)	(20)
Total noninterest income	$722	$785	$628	$(63)	(8)%	$94	15%

Impact of Notable Items (included in other noninterest income):
Gain on sale of a portion of corporate trust and custody business	$—	$—	$24	$—	NM	$(24)	NM
Acquired equity security conversion adjustment	(8)	—	—	(8)	NM	(8)	NM
Total adjusted noninterest income (Non-GAAP)	$730	$785	$604	$(55)	(7)%	$126	21%

Additional information:
Impact of mark-to-market and premiums from credit risk transfer transactions (included in other noninterest income)	$11	$8	$(2)	$3	38%	$13	NM
NM - Not Meaningful
(1)In the third quarter of 2026, we reclassified insurance income and leasing revenue into other noninterest income. Prior period amounts have been revised to conform with the current period presentation.
Noninterest income decreased $63 million, or 8%, from the prior quarter. Excluding the impact of Notable Items, noninterest income decreased $55 million, or 7%, from the prior quarter.
•Capital markets and advisory fees decreased primarily due to lower underwriting and advisory fees.
•Other noninterest income decreased due largely to unfavorable valuation changes for strategic investment and other investments and a decrease in leasing revenue.
Compared with the year-ago quarter, noninterest income increased $94 million, or 15%. Excluding the impact of Notable Items, noninterest income increased $126 million, or 21%, over the year-ago quarter.
•The third quarter of 2026 included the full quarter impact of the Cadence and Veritex acquisitions.
•Payments and cash management revenue increased driven by higher cash management and interchange revenue.
•Capital markets and advisory fees increased primarily due to fees from the legacy business and the impact of Janney and TM Capital, in addition to higher syndication fees.
•Wealth and asset management revenue increased due largely to higher investment management and trust income.
•Customer deposit and loan fees increased driven by increases in loan commitment fees and the volume of personal service charges.

Noninterest Expense
Noninterest Expense

	Quarter Ended			Change
($ in millions)	3Q26	2Q26	3Q25	LQ		YOY
Personnel costs	$990	$1,010	$757	$(20)	(2)%	$233	31%
Outside data processing and other services	290	326	198	(36)	(11)	92	46
Equipment	79	96	66	(17)	(18)	13	20
Net occupancy	96	90	57	6	7	39	68
Professional services	38	31	31	7	23	7	23
Marketing	54	38	34	16	42	20	59
Amortization of intangibles	49	54	11	(5)	(9)	38	345
Other noninterest expense (1)	176	164	92	12	7	84	91
Total noninterest expense	$1,772	$1,809	$1,246	$(37)	(2)%	$526	42%
(in thousands)
Average full-time equivalent employees	25.9	26.4	20.2	(0.5)	(2)%	5.7	28%
(1)In the third quarter of 2026, we reclassified deposit and other insurance expense and lease financing equipment depreciation into other noninterest expense. Prior period amounts have been revised to conform with the current period presentation.

Impact of Notable Items

	Quarter Ended
($ in millions)	3Q26	2Q26	3Q25
Personnel costs	$33	$38	$—
Outside data processing and other services	52	74	3
Equipment	2	15	1
Net occupancy	10	2	—
Professional services	5	4	9
Marketing	2	8	—
Other noninterest expense	13	11	(5)
Total noninterest expense	$117	$152	$8
Acquisition-related expenses included in Notable Items	$117	$152	$14

Adjusted Noninterest Expense (Non-GAAP)

	Quarter Ended			Change
($ in millions)	3Q26	2Q26	3Q25	LQ		YOY
Personnel costs	$957	$972	$757	$(15)	(2)%	$200	26%
Outside data processing and other services	238	252	195	(14)	(6)	43	22
Equipment	77	81	65	(4)	(5)	12	18
Net occupancy	86	88	57	(2)	(2)	29	51
Professional services	33	27	22	6	22	11	50
Marketing	52	30	34	22	73	18	53
Amortization of intangibles	49	54	11	(5)	(9)	38	345
Other noninterest expense	163	153	97	10	7	66	68
Total adjusted noninterest expense	$1,655	$1,657	$1,238	$(2)	(—)%	$417	34%
Noninterest expense, excluding the impact of Notable Items, decreased $2 million from the prior quarter.
•Personnel costs decreased primarily due to lower salary, benefit, and incentive compensation expense.
•Outside data processing and other services decreased primarily reflecting lower technology and data expense.
•Marketing expense increased due largely to higher levels of expense in our expanding geographic areas.
Compared with the year-ago quarter, noninterest expense, excluding the impact of Notable Items, increased $417 million, or 34%.
•The third quarter of 2026 included the full quarter impact of the Cadence and Veritex acquisitions.
•Personnel costs increased primarily due to higher salary and benefit expense.
•Outside data processing and other services increased primarily reflecting higher technology and data expense.
•Amortization of intangibles increased primarily due to the impact of the addition of core deposit intangibles from the acquisitions.
•Net occupancy increased largely due to higher lease and depreciation expense.
•Other noninterest expense increased primarily due to an increased volume of expense activity driven by the impact of the acquisitions.

Credit Quality
Credit Quality Metrics

	2026			2025
($ in millions)	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
Total nonaccrual loans and leases	$1,697	$1,589	$1,332	$931	$808
Total other real estate, net	25	23	22	13	10
Other NPAs (1)	—	—	3	1	3
Total nonperforming assets	1,722	1,612	1,357	945	821
Accruing loans and leases past due 90+ days	477	443	421	282	234
NPAs + accruing loans & leases past due 90+ days	$2,199	$2,055	$1,778	$1,227	$1,055
NAL ratio (2)	0.89%	0.84%	0.71%	0.62%	0.59%
NPA ratio (3)	0.90	0.85	0.72	0.63	0.60
(NPAs+90 days)/(Loans+OREO)	1.15	1.08	0.94	0.82	0.76
Provision for credit losses	$123	$132	$158	$123	$122
Net charge-offs	146	119	111	89	75
Net charge-offs / Average total loans and leases	0.31%	0.25%	0.26%	0.24%	0.22%
Allowance for loans and lease losses (ALLL)	$3,222	$3,249	$3,243	$2,537	$2,374
Allowance for unfunded lending commitments	136	132	125	206	188
Allowance for credit losses (ACL)	$3,358	$3,381	$3,368	$2,743	$2,562
ALLL as a % of:
Total loans and leases	1.68%	1.72%	1.72%	1.70%	1.72%
NALs	190	204	243	272	294
NPAs	187	202	239	269	289
ACL as a % of:
Total loans and leases	1.75%	1.78%	1.78%	1.83%	1.86%
NALs	198	213	253	295	317
NPAs	195	210	248	290	312
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 9-11 of Quarterly Financial Supplement for additional detail.
NPAs totaled $1.7 billion at September 30, 2026, an increase of $110 million from the prior quarter primarily driven by increases in commercial and industrial, commercial real estate, and residential mortgage NALs. Compared to a year ago, NPAs were up $901 million driven by increases in commercial and industrial, residential mortgage, commercial real estate, and home equity NALs, including NALs acquired as part of the Cadence and Veritex transactions.
The provision for credit losses was $123 million in the 2026 third quarter, a decrease of $9 million quarter-over-quarter and an increase of $1 million year-over-year. NCOs of $146 million increased $27 million quarter-over-quarter and $71 million year-over-year. NCOs represented an annualized 0.31% of average loans and leases in the current quarter, up from 0.25% in the prior quarter and 0.22% in the year-ago quarter. Commercial and consumer net charge-offs were 0.27% and 0.38%, respectively, for the 2026 third quarter.
The ALLL was $3.2 billion and the ACL was $3.4 billion at September 30, 2026. The ACL ratio was 1.75% at September 30, 2026, 3 basis points lower than the prior quarter and 11 basis points lower than a year-ago.

Capital
Capital Ratios

	2026			2025
($ in billions)	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
Tangible common equity / tangible assets ratio	6.9%	7.1%	7.0%	7.1%	6.8%
Common equity tier 1 risk-based capital ratio (1)	10.1	10.0	10.2	10.4	10.6
Regulatory Tier 1 risk-based capital ratio (1)	11.5	11.3	11.6	12.0	12.4
Regulatory Total risk-based capital ratio (1)	13.7	13.6	13.8	14.2	14.7
Total risk-weighted assets (1)	$214.5	$214.1	$208.1	$166.7	$150.2
(1)Preliminary at September 30, 2026.
See Pages 12-13 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 6.9% at September 30, 2026, compared to 7.1% at June 30, 2026, with the decrease primarily due to a decline in accumulated other comprehensive income from higher market interest rates, as well as an increase in tangible assets driven by higher interest-earning deposits with banks, partially offset by current period earnings, net of dividends and share repurchases. Common Equity Tier 1 (CET1) risk-based capital ratio was 10.1% at September 30, 2026, compared to 10.0% at June 30, 2026, with the increase driven by current period earnings, net of dividends, partially offset by the impact of share repurchases and modestly higher risk-weighted assets.

Income Taxes
The provision for income taxes was $172 million in the 2026 third quarter, compared to $165 million in the 2026 second quarter. The effective tax rate for the 2026 third quarter was 19.3%, compared to 18.4% for the 2026 second quarter. The increase in the effective tax rate was primarily driven by higher non-deductible expenses in the current quarter.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on October 22, 2026, at 9:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington-ir.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13762987. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through October 30, 2026 at (877) 660-6853 or (201) 612-7415; conference ID #13762987.
Please see the 2026 Third Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington-ir.com.
About Huntington
Huntington Bancshares Incorporated is a $288 billion asset regional bank holding company headquartered in Columbus, Ohio. A top 10 U.S. commercial bank, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Founded in 1866, Huntington operates approximately 1,400 branches in 21 states, with certain businesses operating nationally. Visit Huntington.com for more information.

Caution Regarding Forward-Looking Statements
This communication may contain certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements which are not historical facts and are subject to numerous assumptions, risks, estimates, and uncertainties that are beyond the control of Huntington. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, continue, believe, intend, estimate, plan, trend, objective, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements or historical performance: changes in general economic, political, regulatory, or industry conditions; deterioration in business and economic conditions, including persistent inflation, supply chain issues or labor shortages; instability in global economic conditions and geopolitical conditions, including U.S. direct involvement in war and other conflicts, as well as volatility in financial markets; changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs; the impact of pandemics and other catastrophic events or disasters on the global economy and financial market conditions and our business, results of operations, and financial condition; the impacts related to or resulting from bank failures and other volatility, including potential increased regulatory requirements and costs, such as Federal Deposit Insurance Corporation ("FDIC") special assessments, long-term debt requirements and heightened capital requirements; potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital; unexpected outflows of deposits which may require us to sell investment securities at a loss; changing interest rates which could negatively impact the value of our portfolio of investment securities; the loss of value of our investment portfolio which could negatively impact market perceptions of us and could lead to deposit withdrawals; market perceptions of us and banks generally, including from the effects of social media; cybersecurity risks; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Board of Governors of the Federal Reserve System ("Federal Reserve"); volatility and disruptions in global capital, foreign exchange, and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; introduction of new competitive products, such as stablecoins, and new competitors, such as financial technology companies and other “nontraditional” bank competitors; changes in policies and standards for regulatory review of bank mergers; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the Securities and Exchange Commission ("SEC"), the Office of the Comptroller of the Currency, the Federal Reserve, the FDIC, the Consumer Financial Protection Bureau, and state-level regulators; the possibility that the anticipated benefits of recent or proposed acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the companies or as a result of the strength of the economy and competitive factors in the areas where the companies do business; and other factors that may affect the future results of Huntington.

All forward-looking statements are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in circumstances or other factors affecting forward-looking statements that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. If Huntington updates one or more forward-looking statements, no inference should be drawn that Huntington will make additional updates with respect to those or other forward-looking statements. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements. See also the other reports filed with the SEC, including discussions under the "Forward-Looking Statements" and "Risk Factors" of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2025 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarters ended March 31, 2026 and June 30, 2026, as filed with the SEC and available on its website at www.sec.gov.
Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the financial supplement, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington-ir.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities, and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Rounding
Please note that items in this document may not add due to rounding.
Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.

Glossary of Acronyms

ACL	Allowance for Credit Losses
Adjusted CET1	CET1, including the impact of AOCI, excluding cash flow hedges
ALLL	Allowance for Loan and Lease Losses
AOCI	Accumulated Other Comprehensive Income
Cadence	Cadence Bank
CEO	Chief Executive Officer
CET1	Common Equity Tier 1
CRE	Commercial Real Estate
C&I	Commercial and Industrial
DIF	Deposit Insurance Fund
EPS	Earnings Per Common Share
FDIC	Federal Deposit Insurance Corporation
FTE	Fully Taxable Equivalent
GAAP	Generally Accepted Accounting Principles
LQ	Linked Quarter
NAL	Nonaccrual Loan
NCI	Non-controlling Interest
NCO	Net Charge-Off
NIM	Net Interest Margin
NPA	Nonperforming Asset
OREO	Other Real Estate Owned
PPNR	Pre-Provision Net Revenue
ROCE	Return on Average Common Equity
ROTCE	Return on Average Tangible Common Equity
SEC	Securities and Exchange Commission
TBV	Tangible Book Value
TCE	Tangible Common Equity
Veritex	Veritex Holdings, Inc. and Veritex Community Bank
YOY	Year-Over-Year